Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated June 30, 2008, relating to the consolidated financial statements of CryoPort, Inc. and subsidiary (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and the substantial doubt about CryoPort, Inc.'s ability to continue as a going concern), appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP
Irvine, California July 14, 2008